                                                                    EXHIBIT 1(5)

The Mutual Life Insurance Company of New York will pay the benefits provided in this Policy, subject to all the policy provisions.

Insured: John Doe
Policy Number:    C 0000-00-00
Policy Date:      01-01-1995
Initial Specified Amount:  $100,000
Issue Age:        35
Date of Issue:    01-01-1995
Class:            Standard Class

BRIEF DESCRIPTION

THIS IS A FLEXIBLE PREMIUM VARIABLE LIFE TO AGE 95 POLICY. Specified Amount may be increased or decreased. Net premiums may be allocated to one or more sub-accounts of the Variable Account or to the Guaranteed Interest Account
(GIA). If the values have been sufficient to continue the Policy in force: death proceeds are payable in event of death before Age 95; surrender value is payable if Insured is living at Age 95. Some benefits reflect investment results. Flexible premiums until Age 95. Nonparticipating (no dividends payable).

IMPORTANT NOTICE(S)

The amount or the duration of the Death Benefit (or both) may increase or decrease depending on investment results. But the Death Benefit will never be less than the Specified Amount in force less any debt. See Death Proceeds - Death Benefit Options section to determine death proceeds.

The fund value in the Variable Account increases or decreases depending on investment results. There is no guaranteed minimum fund value, cash value or surrender value. See Fund Value, Cash Value, Surrender and Sub-Account Unit Value sections.

Right to Return Policy - This Policy may be returned to us during a period that starts with its delivery and ends on the latest of: (a) 10 days after its delivery to the rightsholder; (b) 45 days after Part I of the application is signed; and (c) 10 days after we mail or deliver a Notice of Withdrawal Right. The Policy may be returned by delivery or mail, along with a written notice to cancel it, to our Home Office, a local office of ours, or to the Agent who sold it. We will then promptly refund any premiums paid. Notice given by mail and return of the Policy by mail are effective on being postmarked, properly addressed and postage prepaid. The Policy will be considered never to have been issued.

TABLE OF CONTENTS

Section

1        Schedule of Benefits, Premiums and Charges
2        Guaranteed Monthly Insurance Rates
3        Variable Account, the Funds and Sub-Accounts
4        Will Pay
5        Definitions
6        Dates and Policy Periods
7        Death Proceeds - Death Benefit Options
8        Premiums
9        Grace Period
10       Reinstatement
11       Beneficiary
12       Rights
13       Optional Policy Changes
14       Transfers
15       The Variable Account
16       The GIA
17       Cash Value
18       Fund Value
19       Fund Charge
20       Sub-Account Unit Value
21       Monthly Deduction
22       Cost of Insurance
23       Insurance Rate
24       Continuation of Insurance
25       Basis of Calculation
26       Surrender
27       Partial Surrender
28       Loans
29       Loan Account
30       General Provisions
31       Settlement Options
 - Endorsements, if any
 - Riders, if any
 - Application

1. SCHEDULE OF BENEFITS, PREMIUMS AND CHARGES

FLEXIBLE PREMIUM VARIABLE LIFE POLICY

DEATH BENEFIT OPTION 1 IN EFFECT
SPECIFIED AMOUNT IN FORCE - $100,000 - INITIAL SPECIFIED AMOUNT
MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT - SEE SECTION 2

FIRST PREMIUM $915.00

SCHEDULED PREMIUMS - $915.00 AT 12 POLICY MONTH INTERVALS MEASURED FROM
1-01-1995.

GUIDELINE PREMIUM LIMITATION AS OF POLICY DATE $15,160.07

GUARANTEED INTEREST ACCOUNT LIMITATION - (SEE PREMIUM SECTION) $250,000

NUMBER OF GUARANTEED FREE TRANSFERS DURING A POLICY YEAR - 4
CHARGE ON EXCESS TRANSFERS: CURRENT - $0 (SUBJECT TO CHANGE; SEE TRANSFERS
         SECTION)
         GUARANTEED MAXIMUM - $25

DAILY MORTALITY AND EXPENSE RISK CHARGE . 002055% (0.75% ANNUALLY)

SALES CHARGE - 4% OF EACH PREMIUM RECEIVED DURING YEARS 1 THROUGH 10
                  2% OF EACH PREMIUM RECEIVED DURING YEARS 11 THROUGH 20

PREMIUM TAX CHARGE - 0.80% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE STATE TAX LAWS OR COST TO THE COMPANY.

FEDERAL TAX CHARGE - 1. 25% OF EACH PREMIUM RECEIVED SUBJECT TO CHANGE BASED UPON CHANGES IN APPLICABLE FEDERAL TAX LAWS OR COST TO THE COMPANY.

ADMINISTRATIVE CHARGE - $31.50 PER MONTH DURING THE FIRST POLICY YEAR - $6.50 PER MONTH ON AND AFTER THE FIRST POLICY ANNIVERSARY - BOTH AMOUNTS ARE INCLUDED AS APPLICABLE IN THE MONTHLY DEDUCTION ON A MONTHLY ANNIVERSARY DAY.

MINIMUM MONTHLY PREMIUM - $76.25 (SEE SECTION 9. GRACE PERIOD FOR EXPLANATION AND FOR EFFECT OF ANY INCREASE IN SPECIFIED AMOUNT.)

UNDER THE TERMS OF THE POLICY, THE SCHEDULED PREMIUM SHOWN ABOVE MAY NOT CONTINUE THE POLICY INFORCE TO AGE 95 EVEN IF THIS AMOUNT IS PAID AS SCHEDULED. THE PERIOD FOR WHICH THE POLICY WILL CONTINUE WILL DEPEND ON: THE AMOUNT OF PREMIUMS PAID; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS; CHANGES IN INTEREST CREDITED, EXPENSES, FUND PERFORMANCE AND MORTALITY DEDUCTIONS; DEDUCTIONS FOR RIDERS AND ANY BENEFITS AND PARTIAL SURRENDERS AND POLICY LOANS. ELECTION OF THE GUARANTEED DEATH BENEFIT RIDER CAN PROVIDE FOR GUARANTEED CONTINUATION OF THE POLICY AND SOME RIDERS IF CERTAIN REQUIREMENTS ARE MET.

PARTIAL SURRENDERS - A FEE EQUAL TO THE LESSER OF $25 AND 2% OF THE AMOUNT OF THE PARTIAL SURRENDER APPLIES TO EACH PARTIAL SURRENDER.

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1A. FUND CHARGE

THE FUND CHARGE FOR THE INITIAL SPECIFIED AMOUNT IS THE APPLICABLE PERCENTAGE (SHOWN IN THE TABLE BELOW) OF THE SUM OF A PLUS B AS FOLLOWS:

A.   ADMINISTRATIVE FUND CHARGE: $500.00

B. SALES FUND CHARGE - DURING THE FIRST 5 POLICY YEARS A SALES FUND CHARGE IS GENERATED BASED ON THE THE FOLLOWING:

     DURING POLICY YEARS 1 AND 2 - LESSER OF AMOUNT DESCRIBED IN (i) AND (ii) BELOW. DURING POLICY YEARS 3 THROUGH 5 - AMOUNT DESCRIBED IN (i) BELOW:

-(i) 75% OF EACH PREMIUM RECEIVED UNTIL THE TOTAL OF ALL PREMIUMS RECEIVED
     EQUALS $915.00.

-(ii) 26% OF EACH PREMIUM RECEIVED UNTIL THE TOTAL OF ALL PREMIUMS RECEIVED
     EQUALS $1,117.33 PLUS 6% OF EACH PREMIUM RECEIVED IN EXCESS OF THAT AMOUNT UNTIL THE TOTAL EXCESS RECEIVED EQUALS $2,234.66 PLUS 5% OF EACH PREMIUM RECEIVED IN EXCESS OF THAT AMOUNT.

AFTER THE 5TH POLICY ANNIVERSARY, NO ADDITIONAL SALES FUND CHARGE IS GENERATED (THE ABOVE PERCENTAGES DO NOT APPLY TO PREMIUMS RECEIVED AFTER THAT ANNIVERSARY EVEN IF THE TOTAL OF ALL PREMIUMS RECEIVED DOES NOT EQUAL THE AMOUNT SHOWN IN
(i) ABOVE). BEGINNING WITH THE 5TH POLICY ANNIVERSARY, THE AMOUNT OF THE SALES FUND CHARGE GENERATED UP TO THAT DATE AND THE AMOUNT OF THE ADMINISTRATIVE FUND CHARGE SHOWN ABOVE BOTH DECLINE EACH POLICY YEAR IN ACCORDANCE WITH THE TABLE BELOW.

POLICY YEAR              APPLICABLE %                POLICY YEAR              APPLICABLE %
 1                               100%                     9                       60%
 2                               100                      10                      50
 3                               100                      11                      40
 4                               100                      12                      30
 5                               100                      13                      20
 6                               90                       14                      10
 7                               80                       15 and later            0
 8                               70

SEE FUND CHARGE SECTION FOR THE EFFECT OF ANY CHANGE IN SPECIFIED AMOUNT.

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2. GUARANTEED MONTHLY INSURANCE RATES FOR INITIAL SPECIFIED AMOUNT. RATES ARE PER $1,000 OF AMOUNT AT RISK - SEE COST OF INSURANCE SECTION.

INSURED'S                                            INSURED'S
ATTAINED                                             ATTAINED
AGE                RATE                              AGE               RATE
---------          ----                              ---------         ----
35                 0.14                              65                 1.77
36                 0.15                              66                 1.96
37                 0.16                              67                 2.17
38                 0.17                              68                 2.40
39                 0.18                              69                 2.64
40                 0.19                              70                 2.92
41                 0.21                              71                 3.29
42                 0.22                              72                 3.61
43                 0.24                              73                 4.02
44                 0.26                              74                 4.50
45                 0.28                              75                 5.02
46                 0.30                              76                 5.57
47                 0.32                              77                 6.15
48                 0.35                              78                 6.76
49                 0.38                              79                 7.41
50                 0.41                              80                 8.13
51                 0.45                              81                 8.93
52                 0.49                              82                 9.86
53                 0.54                              83                10.91
54                 0.59                              84                12.07
55                 0.65                              85                13.32
56                 0.72                              86                14.64
57                 0.79                              87                16.01
58                 0.87                              88                17.43
59                 0.96                              89                18.89
60                 1.06                              90                20.43
61                 1.17                              91                22.08
62                 1.28                              92                23.89
63                 1.43                              93                25.96
64                 1.59                              94                28.66



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3. VARIABLE ACCOUNT, FUNDS AND SUB-ACCOUNTS (SEE VARIABLE ACCOUNT SECTION FOR FURTHER INFORMATION)

The Variable Account is MONY Variable Account L and includes the sub-accounts listed below.

The sub-accounts available for investment purposes, and the corresponding portfolios of the applicable funds are:

Sub- Account                                Applicable Fund
------------                                ---------------
Intermediate Term Bond                      MONY Series Fund, Inc.
Long Term Bond                              MONY Series Fund, Inc.
Money Market                                MONY Series Fund, Inc.
Government Securities                       MONY Series Fund, Inc.
High Yield Bond                             Enterprise Accumulation Trust
International Growth                        Enterprise Accumulation Trust
Equity                                      Enterprise Accumulation Trust
Small Cap                                   Enterprise Accumulation Trust
Managed                                     Enterprise Accumulation Trust

The MONY Series Fund, Inc. is organized under the laws of Maryland. The Enterprise Accumulation Trust is organized under the laws of Massachusetts. Each fund is registered with the Securities and Exchange Commission (SEC) as an open end, diversified management investment company under the Investment Company Act of 1940.

4. WILL PAY

We will pay the death proceeds to the Beneficiary upon receipt of due proof of the Insured's death before Age 95 and while this Policy is in force. We will pay any surrender value to the Insured if living at Age 95. Payment in any case will be subject to all the provisions of this Policy.

5. DEFINITIONS

"WE", "US" and "OUR" refer to The Mutual Life Insurance Company of New York.

"HOME OFFICE" means our administrative office at 1740 Broadway, New York, N.Y. 10019. "Home Office" also includes our Operations Center at One MONY Plaza, Syracuse, New York 13202.

"SPECIFIED AMOUNT IN FORCE" is the Initial Specified Amount, adjusted for any increases or decreases in Specified Amount.

"GIA" is the Guaranteed Interest Account (see the GIA section for additional information).

"MONTHLY ANNIVERSARY DAY" means the first day of each policy month. But, if that day is not a Valuation Date for all sub-accounts, the Monthly Anniversary Day will be deemed to be the next following ValuATION DATE.

"UNIT" is the measure by which the value of this POLICY'S INTEREST in a sub-account is determined.

"VALUATION DATE" is each day that the New York Stock Exchange is open for trading or any other day on which there is sufficient trading in the securities of a portfolio of a Fund (see Section 2) to affect materially the Unit value of that sub-account of the Variable Account.

"ATTAINED AGE" during the first policy year means age at nearest birthday on the Policy Date. During each succeeding policy year, "attained age" means age at nearest birthday on the policy anniversary on which that policy year commenced.

"AGE 95" means the policy anniversary nearest the Insured's 95th birthday.

6. DATES AND POLICY PERIODS

Where dates are shown, the numbers stand for month, day and year, in that order. Months, years and anniversalies are measured from the Policy Date, if no other method is stated. The Policy Date is shown on Page 1. Each policy month starts on the same date in each calendar month as that specified in the Policy Date. If the Policy Date is the 29th, 30th or 31st of a month, there will be some calendar months when there is no same date. For those months the policy month will start on the last day of the calendar month.

7. DEATH PROCEEDS-DEATH BENEFIT OPTIONS

DEATH PROCEEDS -The proceeds payable to the beneficiary upon our receipt of due proof of the death of the Insured while this Policy is in force will be the sum of:

- the Death Benefit; and

- any insurance provided by any additional benefit rider then in force on the Insured's life on the date of death.

LESS:

- any debt due us on this Policy reduced by any unearned loan interest; and

- if death occurs during any period for which a monthly deduction has not been made, any monthly deduction that may apply to that period, including the deduction for the month of death.

Interest will be paid on death proceeds paid in one sum. We will determine the interest rate for each year, and this rate will not be less than 2 3/4% annually. Interest will be paid from the date of the Insured's death to the date of payment.

DEATH BENEFIT - (If a Waiver of Monthly Deduction Benefit rider is part of this Policy, and if Death Benefit Option 1 is in effect, it will automatically change to Death Benefit Option 2 under the terms and conditions set forth in the second paragraph of that rider.)

lf Death Benefit Option 1 is in effect on the date of death, the Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the increase, if any, in the fund value since the last Monthly Anniversary Day; and

(b) the fund value on the date of death, plus the applicable percentage (see below) of the fund value on the last Monthly Anniversary Day.

If Death Benefit Option 2 is in effect on the date of death, the Death Benefit is the greater of:

(a) the Specified Amount in force on the date of death, plus the fund value on the date of death; and

(b) the fund value on the date of death, plus the applicable percentage (see below) of the fund value on the last Monthly

    Anniversary Day.

The applicable percentage of the fund value used to determine the Death Benefit payable is:

Insured's Attained
Age                          Applicable Percentage
on Date of Death             of Fund Value
----------------             -------------
40 or under                  150%
41 -45                       150% less 7% for each year over attained age 40
46-50                        115% less 6% for each year over attained age 45
51-55                        85% less 7% for each year over attained age 50
56-60                        50% less 4% for each year over attained age 55
61-65                        30% less 2% for each year over attained age 60
66-70                        20% less 1% for each year over attained age 65
71-74                        15% less 2% for each year over attained age 70
75-90                        5%
91-94                        5% less 1% for each year over attained age 90


8. PREMIUMS

PAYMENT OF PREMIUMS - Premiums after the first are payable to us at our Home Office or any local office to a person authorized by us to accept them, but only in exchange for a receipt singed by our Treasurer and by the person receiving the payment. We shall accept premiums after the first (shown in Section 1) subject to limitations as described below. But we shall not accept any part of a payment as a premium if that part would result in the sum of cumulative premiums paid, less any partial surrenders and their fees, being in excess of the guideline premium limitation that then applies to the Policy.

We reserve the right to reject all or a portion of any scheduled or unscheduled premium payment if part (b) of either Death Benefit Option 1 or Death Benefit Option 2 is in effect or would be in effect if such a payment had been accepted by us.

GUIDELINE PREMIUM LIMITATION - The guideline premium limitation that applies to the Policy at any time will never be more than as determined in accordance with
Section 7702 of the Internal Revenue Code of 1986 as now or later amended or any further amendment of such Code superseding or modifying that section. The guideline premium limitation that applies to the Policy on the Policy Date is shown in Section 1. Changes in the specified Amount in force, the Death Benefit Option in effect or an additional benefit provided by rider will change the guideline premium limitation. In the event of any such change we reserve the right to reduce the Policy's cash value so that the guideline premium limitation that applies to the Policy is not violated. The amount by which the cash value is so reduced will be refunded in cash. The endorsement issued to reflect any such change will include the revised guidelines premium limitation that then applies to the Policy.

LIMIT ON PREMIUM PAYMENTS ALLOCATED TO THE GIA - We shall return to the rightsholder any part of a premium payment requested for allocation to the GIA if: (a) the fund value in the GIA equals or exceeds the GIA Limitation shown in
Section 1; or (b) acceptance of that part payment would cause the fund value in the Gia to exceed such Limitation.

NET PREMIUM - A net premium is the premium paid, less the sales charge, premium tax charge and federal tax charge shown in Section 1.

PREMIUMS RECEIVED BEFORE OR AT DELIVERY OF THE POLICY - The first full net premium must be paid before or at delivery of the Policy and will be allocated to the Money Market sub-account on the later of the Policy Date and the Valuation Date that coincides with or next follows the Date the premium is received at our Operations Center. If the Policy is not accepted at delivery, any premium paid will be returned without interest.

ALLOCATION OF NET PREMIUMS RECEIVED AFTER DELIVERY OF THE POLICY - Any net premium received after delivery of the Policy and before the end of the period under the "Right to Return Policy' provision (see page 1) will be allocated to the Money Market sub-account.

At the end of the "Right to Return Policy" period if the Policy has not been returned under the terms of that provision, the fund value in the Money Market sub-account will then be transferred to the sub-account or sub-accounts of the Variable Account and/or the GIA in accordance with the most recent scheduled premium allocation election on record, unless there is no allocation on record. In that case the fund value will not then be transferred from the Money Market sub-account.

After the "Right to Return Policy' period ends, any net premiums received will be allocated either: (a) to one or more sub-accounts of the Variable Account and/or the GIA in accordance with the scheduled premium allocation then in effect for the Policy; or (b) if there is no such allocation in effect, to the Money Market sub-account.

An unscheduled premium may be otherwise allocated, if a specific request is so made for that premium (see Unscheduled Premiums below).

Net premiums are allocated on the Valuation Date that coincides with, or next follows, the date the premium is received at our Operations Center. Allocations must be made in whole percentages. If the GIA or a sub-account is to receive any allocation, the allocation must be at least 10% of the net premium. The allocation election on record may be changed by written notice to us at our Operations Center. A change will take effect within 7 days after we receive that notice.

SCHEDULED PREMIUMS - We shall send reminder notices for the payment of the scheduled premiums shown in Section 1. The amount and interval of payment of scheduled premiums may be changed upon written request. But the new payment interval must satisfy our rules in use at the time of the change. Scheduled premiums are planned periodic premiums, they are not required premiums.

UNSCHEDULED PREMIUMS - Additional premium payments of at least $250 may be made at any time. We reserve the right to limit the total amount of unscheduled premiums paid during any 12 consecutive calendar months to an amount that assures that the sum of cumulative premiums paid, less any partial surrenders and their fees, is not in excess of the guideline premium limitation that applies to the Policy. The rightsholder may choose to increase the Specified Amount in force as described in Section 13. An unscheduled premium may be allocated by amount as well as by percentage. If a specific allocation is not requested or is requested incorrectly, then the net premium will be allocated in accordance with the most recent scheduled premium allocation on record, unless there is no allocation election on record. In that case the unscheduled net premium will be allocated to the Money Market sub-account. A specific allocation for an unscheduled premium will not change the allocation on record for scheduled premiums.

9. GRACE PERIOD

MINIMUM MONTHLY PREMIUM - The Minimum Monthly Premium on the Policy Date is shown in Section 1.

A. Applicable During the First 2 Policy Years the Policy is in Force - If the sum of all premiums paid, less any partial surrenders (and their fees) and less any debt, on the Monthly Anniversary Day is smaller than the sum of each Minimum Monthly Premium times the number of in force policy months during which that premium was applicable, we shall send notice of insufficient premium. A grace period of 61 days from the date of that notice will be allowed for payment of any balance needed on the Monthly Anniversary Day to cover the Minimum Monthly Premium for the following month plus an amount equal to 2 Minimum Monthly Premiums, or if greater, the number of Minimum Monthly Premiums until the next scheduled premium due date.

B. Applicable after the Policy is in Force 2 or More Policy Years - If the cash value, less any debt, on the Monthly Anniversary Day is not enough to cover the monthly deduction (see Monthly Deduction section) for the following month, we shall send notice of insufficient value. A grace period of 61 days from the date of that notice will be allowed for payment of: (a) any balance needed for the monthly deduction plus; (b) an amount equal to 2 monthly deductions or, if greater, the number of monthly deductions until the next scheduled premium due date.

If the payment described in A or B above, as applicable, is not received within the grace period, the Policy will end at the end of the grace period or, if later, on the date the Policy's cash value (less any debt) is no longer sufficient to continue the Policy in force and any remaining surrender value will be refunded.

10. REINSTATEMENT

If the Policy ends at the end of the grace period, the Policy may be reinstated.

But this may only be done within 5 years after the Monthly Anniversary Day immediately before the start of the grace period. We shall need:

(a) evidence satisfactory to us that the Insured is insurable.

(b) payment of a premium large enough to cover: (i) the balance needed as described in subsection A or B of Grace Period, whichever is applicable (see
    Section 9 above); and (ii) an amount sufficient to keep the Policy in force for at least 3 months from the reinstatement date.

(c) payment or reinstatement of any debt due us on the Policy, plus payment of interest on any reinstated debt from the date of reinstatement to the next policy anniversary at the rate which applies to policy loans on the date of reinstatement.

(d) reinstatement of any fund charge that would have been outstanding on the date of reinstatement had the Policy remained in force.

The reinstatement date will be the Monthly Anniversary Day that coincides with, or immediately precedes, the date the application for reinstatement is approved by us.

11. BENEFICIARY

DETERMINATION OF BENEFICIARY - The beneficiary is as set forth in the application for this Policy unless otherwise provided by endorsement. Any reference in any beneficiary designation to a beneficiary living or surviving will, unless otherwise provided, mean living on the earlier of: (a) the day due proof of the Insured's death is received by us at our Home Office; and (b) the 14th day after the Insured's death. The share of the death proceeds of any beneficiary who is not living on that earlier day will be payable to the remaining beneficiares. Payment will be made in the manner provided for in that designation. If no beneficiary is then living and unless otherwise provided, the death proceeds will be payable to the Insured's executors or administrators.

CHANGE OF BENEFICIARY - Beneficiary changes may be made during the Insured's lifetime by written notice to us at our Home Office. A change will take effect as of the date the notice was signed. But we must first accept and record this change at our Home Office. And, this change will be subject to any payment made by us or action taken by us before receipt of the notice at our Home Office. The Policy need not be returned for us to endorse the change unless we ask for it.

12. RIGHTS

During the Insured's lifetime, all rights under this Policy belong exclusively as set forth in the application for this Policy unless otherwise provided by endorsement. These rights include the right to change the beneficiary and to assign. Also included are all other rights, benefits, options, and privileges which are given by this Policy or allowed by us.

13. OPTIONAL POLICY CHANGES

The following changes may be requested by writing to us at our Home Office. We shall issue an endorsement to the Policy to reflect any such change.

INCREASING THE SPECIFIED AMOUNT - (Increases are not available: (a) before the second policy anniversary; (b) on or after the policy anniversary nearest the Insured's 81st birthday; or (c) if the monthly deduction is being waived under the terms of a Waiver of Monthly Deduction Benefit rider.) To increase the Specified Amount in force, a supplemental application must be submitted, subject to evidence satisfactory to us that the Insured is insurable. Any increase must be at least $10,000. The increase will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it.

Any increase in Specified Amount may be cancelled on the latest of: (a) 10 days after we deliver the endorsement reflecting that increase to the rightsholder;
(b) 45 days after Part 1 of the application for that increase was signed; and
(c) 10 days after we mail or deliver a Notice of Withdrawal Right to the rightsholder. The increase will be cancelled as of its effective date upon receipt of written notice to cancel it at our Operations Center. We will issue an endorsement to reflect the cancellation. Within 7 days after the notice is received: (1) we will credit the Policy's fund value with the amount of any monthy deductions attributable to the increase; and (2) any outstanding fund charge will be adjusted, if necessary, so that it will be as though the increase had not occurred. The amount in (1) will be allocated among the sub-accounts as if it were a scheduled premium (see Premiums section). But, upon written request, such amount may instead be paid in cash.

At any time during the first 24 months after the date and increase in Specified Amount in force takes effect, the amount of fund value in the sub-accounts may be transferred to the GIA as described in the "Exchange Transfer to the GIA" provision (see Tansfers section).

DECREASING THE SPECIFIED AMOUNT - (Decreases are not available before the second policy anniversary.) Any decrease in the Specified Amount in force must be at least $10,000. The decrease will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve it. The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Specified Amount;

(b) next, to reduce the next most recent increases, successively;

(c) finally, to reduce the Initial Specified Amount.

We will reject any requested decrease if that decrease would result in a Specified Amount which is less than the Specified Amount we then a llow or if the resulting Fund Value would be less than the product of: (a) the number of months to the next policy anniversary; times (b) the monthly deduction. (See Fund Charge Section for the effect of decrease on Fund Value.)

CHANGING THE DEATH BENEFIT OPTION - (Death Benefit Option 1 is not available if the monthly deduction is being waived under the terms of a Waiver of Monthly Deduction Benefit rider.) Any change in Death Benefit Option will take effect on the Monthly Anniversary Day that coincides with, or next follows, the date on which we approve the request to change the Option. If the change is from Option 2 to Option 1, the Specified Amount in force will not be changed. If the change is from Option 1 to Option 2, the Specified Amount in force will be decreased by the amount of the fund value on the Monthly Anniversary Day on which the change in Option takes effect. But, the Specified Amount in force after the decrease cannot be less than the minimum Specified Amount we then allow. We reserve the right to request evidence satisfactory to us that the Insured is insurable for a change from Option 1 to Option 2.

14. TRANSFERS

TRANSFERS AMONT THE SUB-ACCOUNTS AND THE GIA - After the "Right to Return Policy" period has expired, fund value may be transferred among the sub-accounts and/or to or from the GIA upon request.

TRANSFERS TO THE GIA - We will reject any part of a transfer to the GIA if the fund value in the GIA equals or exceeds the GIA Limitation shown in Section 1 or, if that part of the requested transfer would cause the fund value in the GIA to exceed such Limitation. Any portion of a requesteld transfer which is rejected will be retained in the sub-accounts in the same proportion as the transfer amount allocated against each sub-account bears to the total transfer amount.

TRANSFERS FROM THE GIA - A transfer of fund value from the GIA to any of the sub-accounts may be made once each policy year. A request for such transfer must be received by us at our Operations Center on or within 30 days after a policy anniversary. We will reject any part of a requested transfer from the GIA if that part would exceed the greater of: (a) 25% of the fund value held in the GIA on the Date the transfer would take effect; or (b) $5,000.

A transfer transaction which does not move fund value from the GIA will take effect on the Valuation Date that coincides with, or next follows the date the request is received at our Operations Center. A transfer transaction which moves fund value from the GIA will take effect on: (a) the policy anniversary; or (b) if later (subject to above provisions), the Valuation Date that coincides with or next follows the date the request is received at our Operations Center.

TRANSFER CHARGE - All transfers included in a request are considered one transaction. The number of guaranteed free transfers which may be made during a policy year and the charge for transfers in excess of that number during that year are shown in Section 1. We reserve the right to increase, decrease or eliminate the charge but it will never be more than the guaranteed maximum shown in Section 1.

Any applicable transfer charges are allocated against the GIA and/or the sub-accounts from which the fund values are being transferred. The charge allocated against the GIA or any sub-account will be in the same proportion that the amount being transferred from the GIA or any sub-account bears to the total amount being transferred. But, if there is insufficient fund value in the GIA or any sub-account to provide for its proportionate share of the charge, then the entire charge will be allocated against the GIA and/or each sub-account from which funds are transferred in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts from which funds are transferred.

EXCHANGE TRANSFER TO THE GIA - At any time during the first 24 months after the date of issue of the Policy or within 24 months after the effective date of an increase in specified amount, the entire amount of fund value in the sub-accounts may be transferred to the GIA. Election of this exchange transfer will change this Policy to a policy which is not dependent upon the investment results of a separate account. There will be no transfer charge for an exchange transfer and the GIA limitation will be waived. On the date an exchange transfer takes effect, the premium allocation will be changed to the GIA only.

15. THE VARIABLE ACCOUNT

The variable benefits under this Policy are provided through investments we make in the Variable Account. This is an investment account established and maintained by us, separate from our general account or other separate accounts. It is used for our flexible premium variable life policies and, if permitted by law, may be used for other policies or contracts.

We own the assets in the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the state of New York. We may, to the extent permitted by applicable laws and regulations, make these changes: (a) the Variable Account may be operated as a management company under the Investment Company Act of 1940; or (b) the Variable Account may be deregistered under that Act if registration is no longer required; or (c) the Variable Account may be combined with any of our other separate accounts.

MATERIAL CHANGES IN INVESTMENT POLICY - No material change in the investment policy of the Variable Account will be made without prior concurrence of the New York Insurance Department. We will notify the rightsholder as to any proposed material change in the investment policy of the Variable Account. If the rightsholder objects to the change he or she may exchange transfer to the GIA the entire amount of fund value in the sub-accounts. Election of this exchange transfer will change this policy to a policy which is not dependent upon the investment results of a separate account. The rightsholder will have 60 days after (a) the effective date of the material change in investment policy or (b) the rightsholder's receipt of the notice of that change and the right to exchange transfer this Policy, whichever is later. The exchange transfer will take effect on the Monthly

Anniversary Day that coincides with, or next follows, the date we receive at our Operations Center the request for the exchange transfer. The exchange transfer will be subject to the terms and conditions set forth in the Exchange Transfer to GIA provision of the Policy.

SUB-ACCOUNTS - We use the assets of each separate sub-account to buy shares in a corresponding portfolio of the applicable fund. (See Section 3).

We reserve the right to establish new sub-accounts or eliminate one or more sub-accounts if marketing needs, tax considerations or investment conditions warrant. Any new sub-accounts may be made available to existing contracts on a basis to be determined by us. If any of these changes are made, we may by appropriate endorsement change the Contract to reflect the change.

Income and realized and unrealized gains or losses from assets of each sub-account are credited to or charged against that sub-account without regard to income, gains or losses in the other sub-accounts, our general account or any other separate accounts. We reserve the right to credit or charge a sub-account in a different manner if required, or appropriate, by reason of a change in the law.

We will value the assets of each sub-account on each Valuation Date after the assets in its corresponding fund portfolio have been valued on that Date.

PORTFOLIO CHANGES - If, in our judgment, a portfolio no longer suits the purposes of the Policy due to a change in its investment objectives or restrictions, we may substitute shares of another portfolio of that fund or shares of another investment fund. But, we will notify the rightsholder before doing so and, to the extent required by law, we will get prior approval from the SEC and the New York Insurance Department. Such approval process is on file with the New York Insurance Department. We also will get any other required approvals.

16. THE GIA

The GIA is an account which is part of our general account. The general account consists of all of our assets except those held by the Variable Account and other separate accounts maintained by us. The guaranteed annual interest rate that applies in the calculation of the fund value in the GIA is 5% (0.0132568%, compounded daily). Interest in excess of the guaranteed rate may be applied in the calculation of that fund value in a manner determined by us. We may use different rates of interest for different portions of the fund value in the GIA. Any change in interest rate will be on a uniform basis for insureds of the same class and will be determined in accordance with procedures and standards on file with the Superintendent of Insurance of the State of New York.

After the 10th policy anniversary the annual interest rates that apply in the calculation of the fund value in the GIA on a given date will be .5% higher than the rates applicable to policies of the same type which have not yet reached their 10th policy anniversary. This increase is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

17. CASH VALUE

The cash value of this Policy at any time is the fund value, less the fund charge.

18. FUND VALUE

1. The fund value of this Policy on the Policy Date is:

(a)  the net premiums received by us on or before the Policy Date; less

(b)  the monthly deduction due on the Policy Date.

Thereafter, fund value calculations are made on Valuation Dates. If a fund value calculation has to be made for a day that is not a Valuation Date, then we shall use the Valuation Date that next follows that day.

2. The fund value of this Policy on a Valuation Date is determined as follows:

(a) Determine the Policy's fund value in each sub-account on that Valuation Date by multiplying the number of Units credited to the sub-account for the Policy before the purchase or redemption of any Units on that Date by its Unit value on that Date.

(b) Determine the amount of any refund by multiplying the fund value in each sub-account by .04167% (.5% annually). This refund is determined and allocated to each sub-account on each Monthly Anniversary Day after the 10th policy anniversary. It is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

(c) Total the fund value in each sub-account on that Valuation Date.

(d) Add the fund value in the GIA on that Valuation Date; this is the accumulated value with interest of net premiums allocated, and amounts transferred, to the GIA before that Date, decreased by any allocations against the GIA before that Date for: (i) any amounts transferred to Loan Account; (ii) any amounts transferred to the sub-accounts and applicable transfer charge; (iii) any partial surrender and its fee; and (iv) any monthly deductions.

(e) Add any amounts in Loan Account on that Date.

(f) Add interest credited on that Date on the amounts in (e) since the last Monthly Anniversary Day.

(g) Add any net premiums received on that Valuation Date.

(h) Deduct any partial surrender, and its fee, made on that Valuation Date.

(i) Deduct any monthly deduction to be made on that Valuation Date.

3. The fund value of this Policy on a Monthly Anniversary Day for the purpose of determining the cost of insurance and the cost of any waiver of monthly deduction rider on that Day is determined as follows:

(a) Determine the Policy's fund value on that Day as described in items (a) through (h) in subsection 2 of this section.

(b) Deduct the monthly deduction (excluding the cost of insurance and cost of any waiver of monthly deduction rider if applicable; see Monthly Deduction section).

19. FUND CHARGE

The fund charge for the Initial Specified Amount is shown in Section 1A. A new fund charge will be determined for each increase in Specified Amount and will be provided in the endorsement issued to reflect that increase. The fund charge for the Specified Amount in force reflects any charge attributable to the Initial Specified Amount and to each increase in Specified Amount.

For purposes of calculating fund charges after an increase in Specified Amount, premiums are allocated to the Initial Specified Amount and each increase in Specified Amount in the same proportion that the annual guideline premium increment for the Initial Specified Amount and each increase in Specified Amount bears to the total annual guideline premium.

Any decrease in Specified Amount requested by the rightsholder or made by us as a result of a partial surrender or change in Death Benefit Option, will result in a portion of the outstanding fund charge (if any) being assessed against the fund value. The amount of fund charge assessed will be the pro-rata portion of the fund charge attributable to each part of the Specified Amount in force being decreased. Any fund charge assessed will be allocated against the sub-accounts and/or the GIA in the same manner as monthly deductions.

A full surrender will result in all of the outstanding fund charge (if any) being assessed against the surrender proceeds.

20. SUB-ACCOUNT UNIT VALUE

The unit value of each sub-account on its first Valuation Date was set at $10. The unit value of each sub-account on any subsequent Valuation Date is obtained by subtracting (b) from (a) and dividing the result by (c), where:

 (a) is. The per share net asset value on the Valuation Date of the applicable fund portfolio in which the sub-account invests times the number of such shares held in the sub-account before the purchase or redemption of any shares on that Date.

 (b) is. The mortality/expense risk charge accrued as of that Valuation Date. The daily mortality/expense risk charge is a percentage (shown in Section
       1) of the sub-account's net asset value on the previous Valuation Date. (If the previous day was not a Valuation Date, then the daily mortality/expense risk charge accrued is the percentage shown in Section I times the number of days since the last Valuation Date times the sub-account's net asset value on that last Valuation Date.)

(c) is. The total number of Units held in the sub-account on the Valuation Date before the purchase or redemption of any Units on that Date.

21. MONTHLY DEDUCTION

The monthly deduction on a Monthly Anniversary Day for the following policy month is (a), plus (b), plus (c), where:

(a)  is the cost of insurance (see Cost of Insurance section below)

(b)  is the cost of any additional benefits provided by rider.

(c)  is the administrative charge (as shown in Section 1).

Any monthly deduction to be made before the end of the "Right to Return Policy" period (see page 1) will be allocated against the Money Market sub-account. Monthly deductions made after the end of the "Right to Return Policy" period will be allocated against the GIA and/or each sub-account on the same basis that scheduled premiums are then allocated. However, if on any Monthly Anniversary Day there is insufficient fund value in the GIA and/or a sub-account to provide for its share of the monthly deduction, the monthly deduction will be allocated against the GIA and/or each sub-account in the same proportion that the Policy's fund value held in the GIA and/or each sub-account bears to the Policy's fund value in the GIA and all sub-accounts on that Day.

22. COST OF INSURANCE

The cost of insurance is determined on a monthly basis on a Monthly Anniversary Day. It is determined separately for each of the following, in the order shown:

(a)  the Initial Specified Amount; and

(b) each increase in Specified Amount, successively,in the order in which it took effect; and

(c) either (i) or (ii) below, depending upon the Death Benefit Option in effect on the Monthly Anniversary Day:

     (i) if Death Benefit Option 1 is in effect and if the Death Benefit that would have been payable in the event of the Insured's death on that Day is greater than the Specified Amount then in force, the difference between that Death Benefit and that Specified Amount;

     (ii) if Death Benefit Option 2 is in effect and if the Death Benefit that would have been payable in the event of the Insured's death on that Day is the fund value plus the applicable percentage of that value, the difference between that Death Benefit less the fund value on that Day and the Specified Amount then in force. (The applicable percentage of the fund value is defined in Death Proceeds - Death Benefit Options section.)

The cost of insurance on a Monthly Anniversary Day for each of (a), (b),(c)(i) and (c)(ii) above is calculated by multiplying its insurance rate (see Insurance Rate section below) by its Amount At Risk (defined below). The insurance rate that applies to (c)(i) and (c)(ii) is the same as the rate that applies to the most recent increase in Specified Amount. (If there has been no increase, the rate for the Initial Specified Amount applies.)

The "Amount At Risk" on the Monthly Anniversary Day is the difference between
(1) and (2), where: (1) is the Death Benefit that would have been payable in the event of the Insured's death on that Day; and (2) is the fund value on that Day determined as described in subsection 3 of the Fund Value section. The Policy's fund value on the Monthly Anniversary Day is applied in the order shown to (a),
(b) and, if applicable, (c)(i) or (c)(ii) above, to determine the Amount At Risk for each. If the fund value when so applied equals or exceeds the Initial Specified Amount, there is no Amount At Risk for that Initial Specified Amount and no cost of insurance for it. If the fund value when so applied equals or exceeds the Initial Specified Amount plus any increase in Specified Amount, there is no Amount at Risk for that increase and no cost of insurance for it.

23. INSURANCE RATE

The insurance rate is based on the Insured's sex, age on the Policy Date, number of years since the Policy Date, and class of risk. "Class of risk" for the Initial Specified Amount is the class of risk to which the Insured belonged on the Policy Date and is shown on Page 1.

The insurance rate for any optional increase in Specified Amount will be based on the Insured's sex, age on the effective date of the increase, number of years since that date and "Class of Risk" on that date.

Each year we shall review the monthly insurance rates to determine if any change should be made. Monthly insurance rates will be based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. But, we guarantee that the insurance rates for the Initial Specified Amount will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount table in Section 2. And, insurance rates for any optional increase in Specified Amount will never be more than the guaranteed rates provided by us at the time the increase takes effect.

All guaranteed rates are based on the 1980 Commissioners Standard Ordinary Smoker or Nonsmoker Mortality Tables as applicable (for issue ages under 18, there is no smoker/nonsmoker adjustment), with interest at the rate of 5% a year (0.013368%, compounded daily) with appropriate increase for rated risk. Any change in insurance rates will be on a uniform basis for insureds of the same class. Changes in rates and the way in which they are determined will be filed with the insurance supervisory official of the state in which the Policy is delivered.

24. CONTINUATION OF INSURANCE

If premium payments are not continued, the Policy will be continued only as long as stated in (a) or (b) below, as applicable: (a) during the first 2 policy years, as long as the sum of all premiums paid less any partial surrenders (and their fees) and less any debt is equal to or greater than the sum of each Minimum Monthly Premium times the number of in force policy months during which that premium was applicable; or (b) after the Policy is in force 2 or more policy years, as long as the the cash value less any debt is sufficient to cover any monthly deductions. (See Section 9. Grace Period.)

This Continuation of Insurance provision will not continue the Policy beyond Age
95. Nor will it continue any additional benefit rider beyond its date for termination.

25. BASIS OF CALCULATION

The method of determining cash values, fund charge and sales charge has been filed with the insurance supervisory official of the state in which this Policy is delivered. Cash values are not less than the minimum values required by the law of the state in which the Policy is delivered.

26. SURRENDER

The Policy may be surrendered at any time during the Insured's lifetime for its surrender value, which is its cash value, less any debt reduced by any unearned loan interest.

27. PARTIAL SURRENDER

A partial surrender of this Policy may be made after the second policy anniversary for any amount of at least $500 which, with its fee (see below), is less than the Policy's surrender value on the date of the partial surrender. A partial surrender may not result in a Specified Amount in force less than the minimum we then allow. Nor may it result in a remaining surrender value of less than $500. We reserve the right to limit the number of partial surrenders to 12 during a policy year.

A partial surrender fee equal to the lesser of: (a) $25; and (b) 2% of the amount of the partial surrender will apply to each partial surrender. The amount of a partial surrender, plus its fee, will be deducted from the fund value of the Policy on the date of the partial surrender. The fee will be retained by us.

ALLOCATION OF PARTIAL SURRENDERS - Any partial surrenders (and their fees) will be allocated against: (a) one or more sub-accounts; (b) the GIA and one or more sub-accounts; or (c) if there is no cash value in any sub-account, the GIA.

Partial surrender amounts allocated against the sub-accounts in accordance with
(a) or (b) above, will be as requested by written notice to us at our Operations Center. Allocations against the GIA in accordance with (b) above will be subject to a maximum amount which bears the same proportion to the total amount being surrendered as the amount of fund value held in the GIA bears to the fund value in the GIA and all sub-accounts on the date of the partial surrender. Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request is received at our Operations Center.

Partial surrender allocations may be by either amount or percentage. Allocations by percentage must be in whole percentages (totalling 100%) and at least 10% of the partial surrender must be allocated against the GIA or any sub-account included in an allocation. We shall not accept an allocation request if that request is incorrect or if there is insufficient fund value in the GIA or any sub-account to provide for the requested allocation against it. But, if an allocation is not requested then the entire amount of the partial surrender will be allocated against the GIA and each sub-account in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts.

Any partial surrender fee will be allocated against the GIA and/or any sub-accounts in the same proportion as the amount of the partial surrender allocated against the GIA and each sub-account bears to the total amount surrendered. But if there is insufficient fund value in the GIA or any sub-account to provide for its proportionate share of the fee, then the entire fee will be allocated against the GIA and each subaccount from which fund value is being surrendered in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts from which fund value is being surrendered.

If Death Benefit Option 1 is in effect on the day on which a partial surrender is made, we shall then reduce the amount of the Death Benefit payable on that day by the amount of the partial surrender, plus its applicable fee. If the amount of that reduced Death Benefit is less than the Specified Amount in force on that day, then the Specified Amount in force on that day will be decreased as of that day to equal the amount of that reduced Death Benefit. But the amount of partial surrender cannot result in a Specified Amount in force less than the minimum Specified Amount we then allow.

PREFERRED PARTIAL SURRENDER AMOUNT - After the second policy anniversary, one or more partial surrenders may be made during each policy year without application of a fund charge (see Fund Charge section), up to a total surrender amount for that year of: 10% of the Policy's cash value on the date of the first surrender made during that year. Partial surrenders may be made only to the extent surrender value is available. We reserve the right to limit the number of partial surrenders made under this Preferred partial surrender amount provision to 12 during any policy year.

28. LOANS

Loans for not less than the minimum amount of $250 may be obtained at any time while this Policy has a loan value. A proper assignment of this Policy to us will be needed. The loan value is up to 90% of the cash value less any debt on the date of the loan.

LOAN INTEREST - Loan interest at an annual rate of 5.4% will be charged in advance on new or outstanding loans, including a loan continued after any reinstratement of the Policy. Loan interest will accrue from day to day between policy anniversaries and will be payable in advance on the date of the loan and on each policy anniversary. Any interest not paid when due will be added to the loan and bear interest at the 5.4% annual rate.

MISCELLANEOUS PROVISIONS - The Policy will be the sole security for any policy loan. But it need not be given to us for endorsement unless we ask for it.

Because a policy loan reduces the assets held in sub-accounts and the GIA and because debt repayments increase the assets held in sub-accounts and the GIA, a loan or a repayment will affect the Policy's cash value and hence the duration the Policy is in force. Also, a loan or a repayment may affect the amount of the Death Benefit.

Any reference to debt means total loan principal under this Policy plus any loan interest due and unpaid on a policy anniversary.

If ever the debt exceeds the cash value, this Policy will end. But we must first give at least 61 days notice of insufficient value.

Any debt may be repaid in whole or part before the Insured's death.

Any notice referred to in this "Loans" section will be mailed to the last known address of the rightsholder and any assignee of record.

Any debt may be allocated against: (a) one or more of the sub-accounts; or (b) the GIA and one or more of the sub-accounts; or (c) if there is no fund value in any sub-account, the GIA.

Allocations of debt against the sub-accounts in accordance with (a) or (b) above may be as requested in a notice satisfactory to us. Allocations against the GIA in accordance with (b) above will be subject to a maximum amount which bears the same proportion to the total amount of the loan as the amount of fund value held in the GIA bears to the fund value in the GIA and all sub-accounts on the date of the loan. Allocations will take effect on the Valuation Date that coincides with, or next follows, the date the request for the loan is received at our Operations Center.

Allocations may be by either amount or percentage. Allocations by percentage must be in whole percentages (totalling 100%) and at least 10% of the loan amount must be allocated against the GIA or any sub-account included in an allocation. We shall not accept an allocation request if that request is incorrect or if there is insufficient fund value in the GIA or any sub-account to provide for the requested allocation against it. But, if an allocation is not requested then the entire amount of the loan will be allocated against the GIA and each sub-account in the same proportion that the fund value held in the GIA and each sub-account bears to the fund value in the GIA and all sub-accounts.

Any debt repayment and any applicable unearned loan interest will be allocated to the GIA and/or the sub-accounts in accordance with the scheduled premium allocation then in effect (see Premiums section).

29. LOAN ACCOUNT

The loan account is a portion of the Policy's fund value which was transferred from the GIA or the sub-accounts to secure any outstanding debt plus any interest on such portion. On each Monthly Anniversary Day we credit interest on the Loan Account. The loan account will earn interest at a rate not less than 5% per year.

After the 10th policy anniversary and the annual interest rate applicable to the Loan Account will be .5% higher than the rate applicable to policies of the same type which have not yet reached their 10th anniversary. This increase is based on current expectations as to mortality, investment earnings, persistency and expenses and is not guaranteed.

If the entire debt is repaid on a date which is not a Monthly Anniversary Day, we determine the interest earned on the Loan Account from the preceding Monthly Anniversary Day to the date that payment was received by us at our Operations Center. This interest will be allocated on the date of repayment among the GIA and/or the sub-accounts in accordance with the most recent scheduled premium allocation on record (see Premiums section).

30. GENERAL PROVISIONS

THE CONTRACT - This Policy has been issued in consideration of the application and of the payment of the first premium shown in Section 1. The application (copy attached) is a part of the Policy. The Policy and the application (and any supplemental applications for optional increases in Specified Amount) are the entire contract.

STATEMENTS IN APPLICATION - All statements made in the application will be considered to be representations. They are not warranties. No statement may be used to make this Policy invalid or to deny a claim under it, unless the statement is contained in the written application. And, a copy of the application for this Policy must have been attached to it at issue.

INCONTESTABILITY - This Policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its date of issue, except as to any provision for benefits in case of total disability. But, any optional increase in Specified Amount or any reinstatement will be incontestable only after the increase or reinstatement has been in force during the lifetime of the Insured for 2 years from the date it took effect.

MISSTATEMENT OF AGE OR SEX - If the Insured's age or sex has been misstated, the amount of any Death Benefit will be the sum of (a) and (b), where: (a) is the fund value on the date of death; (b) is the Amount At Risk on the last Monthly Anniversary Day, multiplied by the ratio of the insurance rate on the last Monthly Anniversary Day based on the incorrect age or sex to the insurance rate that would have applied on that Day based on the correct age or sex.

SUICIDE EXCLUSION - In case of the suicide of the Insured within 2 years of the date of issue of the Policy the amount payable by us will be limited to the amount of the premiums paid less: (a) any debt; and (b) any partial surrenders and their fees.

But, in case of the suicide of the Insured within 2 years of the date any optional increase in Specified Amount took effect the amount payable by us with respect to that increase will be limited to its cost.

ASSIGNMENT - We shall not be charged with notice of assignment of any interest in this Policy until the assignment (or a copy) is received at our Home Office. We are not responsible as to the validity or effect of any assignment. We may rely solely on the statement of the assignment as to the amount of his or her interest. All assignments will be subject to any debt on this Policy. The interest of any beneficiary or other person will be subordinate to any assignment, whenever made. The assignee will receive any sum payable to the extent of his or her interest.

POLICY PAYMENT - In any settlement of this Policy, by reason of death, surrender, or otherwise, we may require the return of the Policy. Also, any debt on this Policy will be deducted when we determine the proceeds.

Due proof of death or total disability must be submitted to us at our Operations Center on forms furnished by us. These forms can be obtained from any local office of ours, or from our Operations Center,

RELATIONSHIPS - Relationships used in any beneficiary or other designation will refer to the Insured unless the wording indicates otherwise.

AUTHORITY - No change in this Policy will be valid until it is approved by one of our executive officers. This approval must be endorsed on or attached to this Policy. No agent or other person has authority to accept representations or information not in the written application. Nor may that person change this Policy or waive any of its provisions.

POSTPONEMENT OF CERTAIN PAYMENTS OR TRANSFERS - We will usually pay any amount payable on surrender, partial surrender or loan within 7 days after we receive written request for the payment at our Operations Center. We will usually pay any death proceeds within 7 days after we receive due proof of death. But, any payment involving a determination of fund value may be postponed in any case whenever: (a) the New York Stock Exchange is closed (except for customary weekend and holiday closings), or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or (b) the SEC determines that a state of emergency exists, so that valuation of the assets of the Variable Account or disposal of securities is not reasonably practicable.

Transfers among sub-accounts, and allocations to and against sub-accounts also may be postponed under the circumstances described in (a) and (b) above.

REPORTS - We will send a report at least annually to the rightsholder showing the then current status of the Policy. It will show since the last report: premiums received; expense charges (including any transfer charges); cost of insurance and any riders; interest earned on any debt; interest on fund value in GIA; and any partial surrenders (and fees).

It will also show as of the current and prior report dates: Death Benefit; Specified Amount; cash value; fund value; sub-account Unit values; fund value in GIA; outstanding fund charge; any debt; interest earned on Loan Account; and any other information as may be required by the Superintendent of Insurance of the State of New York.

We will also send to the rightsholder any reports required by the Investment Company Act of 1940.

PROJECTION OF BENEFITS AND VALUES - We shall provide a projection of illustrative future benefits and values at any time after the first policy anniversary upon: (a) written request; and (b) payment of a service fee. The fee will be the one then in effect for this service. The illustration will be based on: (a) requested assumptions as to Specified Amount, Death Benefit Option and scheduled premiums; and (b) any other assumptions that are needed and that we agree to.

NONPARTICIPATION - We pay no dividends on this Policy.

31. SETTLEMENT OPTIONS

Instead of being paid in one sum, any death or surrender proceeds payable under this Policy to a natural person in his or her own right may be settled under one of the options below. But the payments under the option chosen must be made to that person (the payee). And, the amount of death or surrender proceeds must be at least $1,000.

OPTIONS AVAILABLE

1. Interest Income - Interest on the proceeds held by us at the rate set by us for each year. This rate will not be less than 2-3/4% a year.

2. Income for Specified Period - Income for the number of years chosen, based on the table below. This table shows the monthly income for each $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

OPTION 2 TABLE

        ----------------------------------------------------------------------------------------------------
        Years     1        2        3        4        5        6         7        8        9        10
        Amount    $84.37   42.76    28.89    21.96    17.80    15.03     13.06    11.58    10.42    9.50
        ----------------------------------------------------------------------------------------------------
        ----------------------------------------------------------------------------------------------------
        Years     11       12       13       14       15       16        17       18       19       20
        Amount    $8.75    8.13     7.60     7.15     6.76     6.41      6.11     5.85     5.61     5.39
        ----------------------------------------------------------------------------------------------------

3. Single Life Income - Income for a period certain and during the balance of the payee's lifetime. The period certain chosen may be: (a) 0, 10 or 20 years; or (b) the period required for the total income payments to equal the proceeds (refund period certain). The amount of income will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3 table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3-1/2% interest.

If the income based on the period certain elected is the same as the income provided by another available longer period or periods certain, we will deem an election to have been made of the longest period certain .

3A. Joint Life Income - Income during the joint lifetime of the payee and another person. Income will continue during the balance of the survivor's lifetime. The type of income chosen may give a survivor's income equal to: (a) the income amount payable during the joint lifetime; or (b) two-thirds of that income amount.

The amount of income payable during the joint lifetime will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount based on the Option 3A table at the end of the Settlement Options section. The minimum income amounts shown in that table are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest. If a person for whom option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

4. Income of Specified Amount - Income, of the amount chosen, for as long as the proceeds and interest last. But, the amount chosen may not be less each year than 10% of the proceeds. Interest will be credited annually on the balance of the proceeds at the rate for each year set by us. This rate will not be less than 2 3/4% a year.

OTHER SETTLEMENT OPTIONS - The proceeds may be settled under any other option agreed to by us.

CHOICE OF SETTLEMENT - During the Insured's lifetime, one of the above options may be chosen for proceeds payable by reason of his or her death. Or, a prior choice may be changed. The choice or change will be subject to the same conditions and will take effect in the same way as a change of beneficiary.

The payee of any proceeds payable in one sum but not yet paid may instead choose one of the options. This must be done by written notice to us at our Home Office not more than 1 month after the proceeds become payable.

PAYMENT PROVISIONS - A supplementary contract will be issued when the proceeds are settled under one of these options. The contract will set forth the terms of the settlement. The contract date will be the date of the Insured's death if:
(a) the proceeds settled are death proceeds; and (b) the settlement was chosen during the Insured's lifetime. In all other cases the contract will bear the date the proceeds become payable.

Payment will be made monthly unless quarterly, semi-annual or annual payments are asked for when the option is chosen. But, if payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.

     ------------------------------------------------------------------------------------
     To obtain the amount of other than                            Semi-
     monthly payments, multiply the monthly             Annual     Annual      Quarterly
     payment by the appropriate factor.
     ------------------------------------------------------------------------------------
     OPTION 2                                           11.85      5.97        2.99
     ------------------------------------------------------------------------------------
     OPTION 3 - 0 Years Certain                         11.68      5.90        2.97
     ------------------------------------------------------------------------------------
     OPTION 3 - 20 Years Certain, or Refund Period      11.80      5.95        2.99
     Certain
     ------------------------------------------------------------------------------------
     OPTION 3 - 10 Years Certain, or OPTION 3A          11.74      5.92        2.97
     ------------------------------------------------------------------------------------

The first payment under Option 2, 3, 3A, or 4 will be due as of the contract date. The first payment under Option 1will be due 1, 3, 6, or 12 months after that date, depending on the frequency of payment.

Before we pay under Option 3 or 3A, we shall need proof of age which satisfies us. After the contract date, unless otherwise provided in the settlement approved by us at the time it was chosen, any settlement under Option 1, 2, 3, or 4 will end at the payee's death. The amount stated below for that option will then be paid in one sum to the payee's executors or administrators.

Option 1or 4 - Any unpaid proceeds and interest to the date of death.

Option 2 or 3 - The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Option 2); or
(b) the specified period certain (Option 3). This interest will be at the rate or rates we assumed in computing the amount of income.

OPTION 3 - MINIMUM MONTHLY INCOME PER $1,000 PROCEEDS

The life income shown is based on the payee's age at nearest birthday on the due date of the first income payment.

------------------------------------------------------------------------------------------------------------------------------------
10 Years Certain      20 Years Certain   10 Years Certain   20 Years Certain    10 Years Certain  20 Years Certain  0 Years Certain
------------------------------------------------------------------------------------------------------------------------------------
Male    Female  AGE   Male   Female     Male  Female   AGE   Male  Female     Male  Female  AGE    Male  Female   Male   AGE  Female
------------------------------------------------------------------------------------------------------------------------------------
$3.21   $3.14   10*  $3.20   $3.13     $3.74   $3.56    35   $3.71  $3.55    $5.42  $4.93   60    $4.97   $4.71   $3.46   25  $3.34
 3.22    3.15   11    3.21    3.14      3.78    3.59    36    3.75   3.58     5.54   5.04   61     5.04    4.77    3.59   30   3.44
 3.23    3.16   12    3.23    3.15      3.82    3.62    37    3.78   3.61     5.67   5.14   62     5.10    4.84    3.75   35   3.57
 3.24    3.17   13    3.24    3.17      3.86    3.65    38    3.82   3.64     5.80   5.25   63     5.16    4.91    3.96   40   3.73
 3.26    3.18   14    3.25    3.18      3.90    3.69    39    3.85   3.67     5.94   5.37   64     5.22    4.98    4.22   45   3.93

 3.27    3.19   15    3.27    3.19      3.94    3.72    40    3.89   3.70     6.08   5.50   65     5.28    5.05    4.56   50   4.20
 3.29    3.20   16    3.28    3.20      3.99    3.76    41    3.93   3.73     6.23   5.63   66     5.33    5.12    4.99   55   4.54
 3.30    3.22   17    3.30    3.21      4.04    3.80    42    3.98   3.77     6.38   5.77   67     5.38    5.19    5.57   60   5.00
 3.32    3.23   18    3.31    3.23      4.09    3.84    43    4.02   3.81     6.54   5.92   68     5.43    5.25    6.39   65   5.64
 3.34    3.24   19    3.33    3.24      4.14    3.88    44    4.06   3.84     6.71   6.07   69     5.48    5.32    7.53   70   6.53

 3.36    3.26   20    3.35    3.25      4.20    3.92    45    4.11   3.88     6.88   6.23   70     5.52    5.38
 3.37    3.27   21    3.37    3.27      4.25    3.97    46    4.16   3.93     7.05   6.40   71     5.55    5.43
 3.39    3.29   22    3.38    3.28      4.31    4.02    47    4.21   3.97     7.22   6.58   72     5.59    5.48
 3.41    3.30   23    3.40    3.30      4.38    4.07    48    4.26   4.01     7.40   6.76   73     5.62    5.53
 3.43    3.32   24    3.42    3.32      4.44    4.12    49    4.31   4.06     7.57   6.95   74     5.64    5.57

 3.46    3.34   25    3.45    3.33      4.51    4.18    50    4.37   4.11     7.75   7.15   75     5.66    5.60
 3.48    3.36   26    3.47    3.35      4.58    4.24    51    4.42   4.16     7.92   7.34   76     5.68    5.63
 3.50    3.38   27    3.49    3.37      4.66    4.30.   52    4.48   4.21     8.09   7.54   77     5.70    5.66
 3.53    3.40   28    3.52    3.39      4.74    4.36    53    4.54   4.27     8.26   7.74   78     5.71    5.68
 3.56    3.42   29    3.54    3.41      4.82    4.43    54    4.60   4.32     8.42   7.94   79     5.72    5.70

 3.58    3.44   30    3.57    3.43      4.91    4.51    55    4.66   4.38     8.57   8.14   80+    5.73    5.71
 3.61    3.46   31    3.59    3.45      5.00    4.58    56    4.72   4.44
 3.64    3.49   32    3.62    3.48      5.10    4.66    57    4.78   4.51
 3.67    3.51   33    3.65    3.50      5.20    4.75    58    4.85   4.57
 3.71    3.54   34    3.68    3.52      5.31    4.84    59    4.91   4.64
------------------------------------------------------------------------------------------------------------------------------------


---------------------------------
    Refund Period Certain
    ---------------------
Male       Age       Female
----       ---       ------
$3.44      25        $3.33
 3.56      30         3.42
 3.70      35         3.54
 3.88      40         3.69
 4.11      45         3.87

 4.38      50         4.11
 4.73      55         4.40
 5.18      60         4.78
 5.76      65         5.28
 6.52      70         5.94
---------------------------------

* and under
+ and over

The minimum income for any age not shown in the 0 years Certain and Refund Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.

OPTION 3A - MINIMUM MONTHLY INCOME PER $1,000 OF PROCEEDS

The income shown is based on the ages (at nearest birthday on the due date of the first income payment of the 2 persons during whose joint lifetime payments are to be made.

--------------------------------------------------------------------------------

Same Income Continued to Survivor
---------------------------------
Age of Female                      Age of Male
-------------                      -----------

                        50           55         60            65           70
                        --           --         --            --           --
50                   $   3.89    $   3.98    $   4.04    $   4.09    $   4.13
55                       4.03        4.16        4.27        4.36        4.42
60                       4.16        4.34        4.51        4.66        4.78
65                       4.27        4.51        4.76        4.99        5.20
70                       4.37        4.66        4.99        5.34        5.67
--------------------------------------------------------------------------------




--------------------------------------------------------------------------------

Two-thirds of Income Continued to Survivor
------------------------------------------
Age of Female                      Age of Male
-------------                      -----------

                        50           55         60            65           70
                        --           --         --            --           --
50                   $   4.20    $   4.35    $   4.51    $   4.69    $   4.89
55                       4.36        4.54        4.73        4.95        5.18
60                       4.55        4.76        4.99        5.25        5.53
65                       4.76        5.01        5.29        5.62        5.97
70                       4.99        5.28        5.63        6.04        6.49
--------------------------------------------------------------------------------


The minimum income for any other combination of ages or for 2 persons of the same sex are calculated on the same mortality and interest assumptions as the minimum income for the combinations of ages shown and will be quoted on request.

PART 1

APPLICATION TO:          THE MUTUAL LIFE INSURANCE COMPANY OF NEW YORK

SECTION A - PERSONAL INFORMATION

1.   INSURED'S NAME:
                    ------------------------------------------------------------

     SEX             AGE                BIRTHDATE             BIRTHPLACE

     ---             ---                ---------             ----------



     SOCIAL SECURITY NO.   DRIVER'S LICENSE NO.   LICENSE STATE   MARITAL STATUS

     -------------------   --------------------   -------------   --------------



2.   ADDRESS

     ---------------------------------------------------------------------------

3.   PHONE NO.:
                ------------------

4.   a)  OCCUPATION:
                     ------------------

     b)  EMPLOYER'S NAME AND ADDRESS:
                                          --------------------------------------
                                          --------------------------------------
                                          --------------------------------------

     c)  FOR MILITARY BUSINESS--BRANCH OF SERVICE:
                                                  ------------------------------

5.   CURRENTLY OR DURING THE PAST 12 MONTHS, HAS THE INSURED:
     a) SMOKED ONE OR MORE CIGARETTES?      YES           NO
                                               -----        ------
     b) USED ANOTHER FORM OF NICOTINE?      YES           NO
                                               -----        ------
     IF YES, SPECIFY TYPE:

     PIPE     CHEWING TOBACCO     NICOTINE GUM     CIGAR     OTHER
         -----               -----            -----     -----

6.   HEIGHT:     FT.     IN.             WEIGHT:     LBS.
            -----   -----                       -----

7.   a) COMPLETE IF SPECIFIC POLICY DATE REQUESTED:
        DATE:
             --------------------
             OR

     b) DATE POLICY TO SAVE INSURED'S AGE?  YES           NO
                                               -----        ------

8. IS THE INSURED NOW PERFORMING ALL THE DUTIES OF HIS OR HER REGULAR OCCUPATION ON A FULL-TIME BASIS AT THE USUAL PLACE OF BUSINESS?
    YES    NO
       ----  ----

     (IF "NO", EXPLAIN IN REMARKS.  INCLUDE DATE OF LAST FULL-TIME WORK)

9.   WILL COVERAGE APPLIED FOR REPLACE OR CHANGE ANY LIFE INSURANCE ANNUITIES?
     YES           NO                     IF "YES", COMPLETE:
        -----        ------
                                      ISSUE                     LIFE, GROUP
     AMOUNT        COMPANY            YEAR       POLICY NO.     OR ANNUITY

     ------        -------            ----       ----------     ----------


     IS THIS A 1035 EXCHANGE?         YES           NO
                                         -----        ------

SECTION B - COVERAGE INFORMATION

10.     PLAN
            -----------------
        INITIAL FACE AMOUNT $                 OR
                             -----------------
        AMOUNT PURCHASED BY PREMIUM OF                 (NOT FOR ADJUSTABLE LIFE)
                                      -----------------
        (NOTE: PREMIUM STATED HERE MUST BE FOR FREQUENCY GIVEN IN QUESTION 18) DEATH BENEFIT OPTION (FOR ADJUSTABLE LIFE ONLY)
        OPTION 1 (OPTION 1 IS AUTOMATIC UNLESS OPTION 2 IS CHECKED)
        OPTION 2
                 -----

             WAIVER OF PREMIUM (WP) $
        ----                         -------------------------
             ACCIDENTAL DEATH BENEFIT (ADB) $
        ----                                 -----------------
             PURCHASE OPTION RIDER (POR) $
        ----                              --------------------
             SINGLE PREMIUM GO (AGOR) $
        ----                           -----------------------
             MODAL PREMIUM GO (MGOR) $
        ----                          ------------------------
             ROLLOVER/LOAN GO (LGOR) $
        ----                          ------------------------
             EXCHANGE RIDER
        ----
             GUARANTEED DEATH BENEFIT RIDER
        ----
             AGE 95             LATER OF AGE 75 OR 10 YEARS FROM ISSUE
                   ----                                               ----
             OTHER
        ----
             CHILDREN'S TERM RIDER
        ----
             NAME(S) & DATE(S) OF BIRTH-SPECIFY MEDICAL HISTORY IN QUESTION 24

             ----------------------------------------------------------

        SPOUSE'S TERM RIDER:          FACE AMOUNT  $
                                                    --------------------

        SPOUSE'S NAME:
                      -------------------------------------
        BIRTHDATE:
                      -------------------------------------
        BIRTHPLACE:
                      -------------------------------------
        SOCIAL SECURITY NO.:
                            -------------------------------
        DRIVER'S LICENSE NUMBER:
                                ---------------------------
        LICENSE STATE:
                                ---------------------------

        OCCUPATION (EXACT DUTIES & YEARS):

        --------------------------------------------
        CURRENTLY OR DURING THE PAST 12 MONTHS, HAS THE SPOUSE:

        a)    SMOKED ONE OR MORE CIGARETTES?      YES         NO
                                                     ----       -----
        b)    USED ANOTHER FORM OF NICOTINE?      YES         NO
                                                     ----       -----
        IF "YES", SPECIFY TYPE:

        PIPE     CHEWING TOBACCO     NICOTINE GUM     CIGAR     OTHER
            -----               -----            -----     -----


        HEIGHT: _____FT._____IN.         WEIGHT:_____LBS.

        DATE POLICY TO SAVE SPOUSE'S AGE?         YES         NO
                                                     ----       -----

11.     AUTOMATIC PREMIUM LOAN IF AVAILABLE?      YES         NO
                                                     ----       -----
        LIFE REMARKS:

12.     BENEFICIARY:
        1ST:   a)  NAME             RELATIONSHIP TO INSURED
                       -------------                       -------------
        IF LIVING, IF NOT:
        2ND
           ----------------------------------------------------
        IF LIVING, IF NOT:
        3RD
           ----------------------------------------------------
        IF LIVING, IF NOT, EXECUTORS OR ADMINISTRATORS OF:
                INSURED
        --------
                OTHER
        --------

               b)   TRUSTEE(S) SPECIFIED IN 15B

13.     OWNERSHIP (RIGHTS)-IF JUVENILE INSURED
        DURING INSURED'S LIFETIME ALL RIGHTS BELONG TO:

        a)          APPLICANT
               -----
        b)          INSURED
               -----
        c)          OTHER
               -----

14.     TAXPAYER IDENTIFICATION NO.FOR POLICYOWNER (RIGHTSHOLDER)
                                                                 --------------

15.     OWNERSHIP (RIGHTS)-IF ADULT INSURED

        DURING INSURED'S LIFETIME ALL RIGHTS BELONG TO:

        a)          INSURED, OR
             -----
        b)          TRUSTEE UNDER                  TRUST DATED:
             -----               -----------------
        OR     c)      OTHER
                  -----
        ALSO GIVE FINAL RIGHTSHOLDER, E.G. INSURED OR ESTATE OF "OTHER":
                                                                        --------

16.     DIVIDEND OPTION (PARTICIPATING POLICIES ONLY)

        1._____ADDITIONS              2._____CASH

        3._____REDUCE PREMIUM-BALANCE TO:_____________________

          _____ADDITIONS              _____CASH               _____DEPOSITS

        4._____DEPOSITS               5._____OYT-BAL TO DEPOSITS

        6._____OYT-BAL TO ADDITIONS   7.___OYT-BAL TO RED. PREM.

        8._____REDUCE LOAN-BALANCE TO:

          _____ADDITIONS        _____CASH       _____RED. PREM.    _____DEPOSITS
        9._____OTHER

17.     SPECIAL MARKET: GA METHOD
                                 -----------------------------------
        TAX PLAN NO.:                     (IF ESTABLISHED)
                     ---------------------
        PAYROLL ALLOTMENT PLAN NUMBER:                    (IF ESTABLISHED)
                                      -------------------

18.     PREMIUM FREQUENCY
                          ---------------------
        ADJUST. LIFE SCHED. PREM. AMT.:        $
                                                 ---------------------
        AMOUNT PAID:        $                       NONE
                            ---------------------       --------------
        HAS THE INSURED RECEIVED A COPY OF THE TEMPORARY INSURANCE AGREEMENT?
        YES      NO
           ----    ----

SECTION C - SPECIAL ELECTIONS

19.     PURCHASE OPTION ELECTION:
        (DO NOT USE IF INCREASE TO EXISTING ADJUSTABLE LIFE.)

        a)     ORIGINAL POLICY NUMBERS
                                      ---------------------
        b)     IS PURCHASE MADE UNDER ADVANCED PRIVILEGE?    YES     NO
                                                                ----   ----
               IF "YES", COMPLETE BELOW:

        (i)    OPTION DATE USED:
                                --------------------
        (ii)   EVENT:
                    MARRIAGE:  (MO./DAY/YR.)
               -----                         ------------------
                    NAME OF SPOUSE:
               -----               ----------------------------
                    BIRTH OR FINALIZED LEGAL ADOPTION OF CHILD
               -----                                          ------------------
                      NAME OF CHILD:
                                    ---------------------------
                      BORN: (MO./DAY/YR.)
                                         ----------------------
                      DATE ADOPTION FINALIZED:
                                              -----------------

20.     QUALIFIED RETIREMENT PLAN:

        a)   IS THIS POLICY BEING APPLIED FOR UNDER:
             (i) AN IRS QUALIFIED PENSION OR PROFIT-SHARING PLAN?  YES    NO
                                                                      ---   ---
             (ii)A KEOGH (HR-10) SELF-EMPLOYED PLAN?   YES    NO
                                                          ---   ---
        b)   DATE OF EMPLOYMENT:
                                ---------------------
        c)   MAILING ADDRESS OF RIGHTSHOLDER:
                                             -----------------

21.     ATTAINED AGE TERM CONVERSION:
        (DO NOT USE IF INCREASE TO EXISTING ADJUSTABLE LIFE.)

        a)   ORIGINAL POLICY NUMBERS:
                                     ---------------------

        b)   CONVERSION FROM:       TERM POLICY             DATE OF ISSUE
                                               -------                   -------
                                    TERM RIDER              DATE OF ISSUE
                                               -------                   -------
                                    OTHER                   DATE OF ISSUE
                                               -------                   -------

        c)   CONVERSION DATE:
                               ------------------

             (NOT LATER THAN DATE TO WHICH PREMIUMS ARE PAID ON ORIGINAL POLICY)
        d)   ANY TERM BALANCE REMAINING AFTER CONVERSION SHALL BE:

                CONTINUED IF ALLOWED      DISCONTINUED
             ---                       ---
             (NEW POLICY SUBJECT TO ALL RIGHTS AND INTERESTS OF ANY ASSIGNEE OF
              ORIGINAL POLICY)

        e)   FOR ADJUSTABLE LIFE ONLY, APPLY ANY TERM CONVERSION CREDIT AS:
                   DUMP-IN       OR             DEFER
             ------                        -----

SECTION D-FINANCIAL/MEDICAL INFORMATION. QUESTIONS 22 THRU 28 MUST BE ANSWERED FOR ALL COVERED INDIVIDUALS (EXCEPT FOR PURCHASE OPTION ELECTIONS AND TERM CONVERSIONS WITH NO EXCESS).

22.  a)   TOTAL INDIVIDUAL LIFE INSURANCE IN FORCE $____________
     b)   TOTAL ANNUAL INCOME BEFORE TAXES

                                        INSURED        APPLICANT (IF OTHER
                                                                 THAN INSURED)

                 (i)  LAST TAX YEAR     $__________    $___________
                 (ii) CURRENT YEAR      $__________    $___________

     c)   NET WORTH                     $__________    $___________

23.  a)   WITHIN THE PAST 2 YEARS HAS ANY PERSON PROPOSED FOR INSURANCE:

         (i) BEEN CONVICTED OF TWO OR MORE MOVING VIOLATIONS OR DRIVING UNDER THE INFLUENCE OF ALCOHOL OR DRUGS; OR HAD A DRIVER'S LICENSE SUSPENDED OR REVOKED? YES____ NO____

          (ii) FLOWN AS A PILOT OR CREWMEMBER, OR ENGAGED IN PARACHUTING, HANG GLIDING, BALLOONING, MOTORIZED-RACING OR UNDERWATER DIVING BELOW 60 FEET? YES____ NO____

          (iii) OPERATED A MOTORCYCLE? YES____ NO____

     b) DOES ANY SUCH PERSON PRESENTLY INTEND TO ENGAGE IN ANY ACTIVITY IN 23a(ii) IN THE FUTURE? YES____ NO____

     (IF "YES" TO ANY OF 23 a(i),a(ii), OR b, COMPLETE SECTION E.)

24.  HAS ANY PERSON PROPOSED FOR INSURANCE:

     a) EVER BEEN MEDICALLY DIAGNOSED, MEDICALLY TREATED FOR, OR HAD SYMPTOMS OF HEART TROUBLE, HEART MURMUR, CHEST PAIN, STROKE, HIGH BLOOD PRESSURE, DIABETES, CANCER OR TUMOR? YES____ NO____

     b) EVER USED COCAINE, HEROIN, LSD, MARIJUANA OR ANY OTHER NARCOTIC DRUG OR CONTROLLED SUBSTANCE EXCEPT AS PRESCRIBED BY A PHYSICIAN? YES___ NO___

     c) DURING THE PAST 2 YEARS HAD A PHYSICAL EXAM? YES____ NO____ PROMPTED BY SYMPTOMS? YES____ NO____
          FINDINGS NORMAL? YES____ NO____

     d) DURING THE PAST 5 YEARS HAD ANY ILLNESS, SURGERY, OR INJURY REQUIRING TREATMENT BY A PHYSICIAN, HOSPITAL OR OTHER MEDICAL FACILITY?
          YES__    NO__

     e) DURING THE PAST 5 YEARS BEEN TREATED OR COUNSELED FOR MENTAL OR EMOTIONAL TROUBLE, NEUROLOGICAL DISORDER OR THE USE OF ALCOHOL OR DRUGS BY A PHYSICIAN, COUNSELOR, PSYCHOLOGIST, HOSPITAL OR CLINIC? YES___ NO___

     f) DURING THE PAST 10 YEARS BEEN DIAGNOSED WITH OR TREATED FOR AIDS BY A MEMBER OF THE MEDICAL PROFESSION? YES____ NO____

     (IF  "YES" TO ANY PART OF THIS QUESTION, INCLUDE DETAILS IN QUESTION 28.)

25. IS ANY PERSON PROPOSED FOR INSURANCE RECEIVING SPECIAL TRAINING BECAUSE OF PHYSICAL OR MENTAL DISABILITY OR UNABLE TO PARTICIPATE ACTIVELY AT WORK, SCHOOL OR PERFORM NORMAL ACTIVITIES? YES____ NO____

     (IF "YES", GIVE DETAILS BELOW)

26.     COMPLETE IF INSURED IS NOW UNDER AGE 15:

        a) STATE TOTAL AMOUNT OF INSURANCE IN FORCE ON THE LIFE OF APPLICANT OR CHILD'S PARENT, IF GREATER $___________

        b)   ARE ANY OTHER CHILDREN IN THE FAMILY INSURED FOR A LESSER AMOUNT?
                                                       YES____     NO____

        (IF "YES", GIVE DETAILS BELOW)

27.     PERSONAL PHYSICIAN INFORMATION
        NAME:____________________________
        ADDRESS:_________________________
                _________________________
        PHONE NO: _______________________
        DATE LAST SEEN: _________________

28. DETAILS OF ALL "YES" ANSWERS FOR QUESTION 24. FOR ANY CHECKUP OR ROUTINE EXAMINATION, INDICATE WHAT SYMPTOMS, IF ANY, PROMPTED IT AND INCLUDE RESULTS OF THE EXAMINATION AND ANY SPECIAL TESTS, EXCEPT FOR AN HIV TEST. INCLUDE CLINIC IDENTIFICATION NUMBER IF APPLICABLE.

QUESTION     PERSON, ILLNESS, TREATMENT &                                       DOCTOR, CLINIC, OR
NUMBER       NUMBER OF ATTACKS                                   IF DISABLED,   HOSPITAL-COMPLETE     PRE-
(24 a,b,c    (INCLUDING SPECIFIC DIAGNOSIS   ONSET    RECOVERY   HOW LONG?      ADDRESS, AND          PAYMENT
 d,e OR f)   & MEDICATION)                   DATE      DATE      (IN MONTHS)    PHONE NUMBER          FEE

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________


LIFE REMARKS (CONTINUED)

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

_____________________________________________________________________________________________________________

SECTION E - AUTOMOBILE/AVIATION/AVOCATION INFORMATION (COMPLETE ONLY IF ANY OF QUESTION 23 IS ANSWERED YES.)

29.     AUTOMOBILE DRIVING RECORD

        a)   DRIVER LICENSE NOS.:_________________________
             STATES OF:______________ EXPIRATION DATE:_____________

        b) HAVE YOU EVER BEEN CONVICTED OF DRIVING WHILE UNDER THE INFLUENCE OF ALCOHOL OR DRUGS? YES____ NO____
             HOW MANY TIMES?          ____________
             CONVICTION DATES:        ____________

        c) NUMBER OF MOVING VIOLATIONS YOU HAVE BEEN CONVICTED OF IN THE PAST 2 YEARS? ____________ HOW MANY SPEEDING VIOLATIONS? ________

                          SPEEDING DATE       SPEED LIMIT        SPEED ATTAINED
             (MO./YR.)    _____________       ___________        _____________

        d)   HAVE YOU EVER HAD YOUR DRIVER'S LICENSE SUSPENDED OR
             REVOKED?YES__NO__
             IF YES:  DATE________FOR HOW LONG______DATE RESTORED______

30.     AVIATION

        a) HAVE YOU FLOWN AN AIRCRAFT WITHIN THE PAST 2 YEARS AS A PILOT OR CREW MEMBER, OR DO YOU INTEND TO DO SO IN THE FUTURE?
             YES____   NO____
        b)   DATE OF LAST FLIGHT AS PILOT?      _____________
        c) TYPE OF AVIATION LICENSE OR CERTIFICATE NOW HELD? STUDENT___PRIVATE___COMMERCIAL___MILITARY___INSTRUCTOR___OTHER___
             DATE OF ISSUE:_________
             DO YOU INTEND TO RENEW?  YES____    NO____
        d)   TOTAL HOURS FLOWN AS PILOT?         ________
        e) HAVE YOU EVER DONE ANY TEST FLYING, OR DO YOU INTEND TO DO SO? YES__NO__
        (IF "YES", EXPLAIN IN REMARKS)
        f)   DO YOU HAVE AN INSTRUMENT FLIGHT RATING (IFR)?  YES___        NO___



TYPE OF FLYING                           HOURS FLOWN PROBABLE
                                         PAST 12                   FLYING HOURS
                                         MONTHS                    NEXT 12 MONTHS
----------------------------------------------------------------------------------
SCHEDULED AIRLINES
EMPLOYER OWNED PLANE
(FOR BUSINESS TRANSPORTATION)

PRIVATE PLANE
(FOR PLEASURE OR BUSINESS)

NONSCHEDULED AIRLINES
(EXPLAIN IN "REMARKS")

CHARTER

FLIGHT INSTRUCTION AS
INSTRUCTOR

MILITARY (INCLUDE DUTIES
AND TYPE OF AIRCRAFT
IN "REMARKS")

OTHER FLYING (EXPLAIN IN "REMARKS")

        g) IF EITHER IS NECESSARY UNDER COMPANY RULES, WHICH OF THE FOLLOWING DO YOU PREFER? FULL AVIATION COVERAGE AT AN EXTRA PREMIUM_____ RESTRICTED AVIATION COVERAGE WITHOUT EXTRA PREMIUM_____

31.     AVOCATIONS

        a)   MOTOR VEHICLE RACING
             1.  RACING STATUS:       PROFESSIONAL____       AMATEUR____
             2.  TYPE OF VEHICLE YOU RACE:
                 STOCK CAR____SPORTS CAR____DRAGSTER____MIDGET CAR____ BOAT____MOTORCYCLE____OTHER____

             3.  EXACT DESCRIPTION OF VEHICLE (FORMULA 1, THUNDERBOAT, ETC.)
                 ____________________________________________________
             4.  TYPE OF TRACK:
                 PAVED____DIRT____OTHER____
             5.  TYPE OF RACE:
                 SPEED____HILL CLIMBING____RALLY____DRAGSTRIP____OTHER____
             6.  NUMBER OF RACES IN LAST 12 MONTHS:______
                 MAXIMUM SPEED:_______MPH______
                 DATE OF LAST RACE:__________(MO./DAY/YR.)

        b)   UNDERWATER DIVING
             1.  DO YOU DIVE FOR:
                 PLEASURE ONLY____PLEASURE AND EMPLOYMENT____
             2.  NUMBER OF DIVES IN LAST 12 MONTHS TO:
                 60 FT._____61-75 FT._____76-100 FT._____
                 101-150 FT._____OVER 150 FT._____
             3.  DATE OF LAST DIVE BELOW 60 FT.:___________(MO./DAY/YR.)
             4.  DO YOU DIVE ALONE?   YES_____   NO_____

        c)   PARACHUTE JUMPING

             1. ARE YOU A MEMBER OF A PARACHUTE CLUB WHICH ADHERES TO PCA SAFETY RULES AND REGULATIONS? YES____ NO____

             2.  TOTAL NUMBER OF JUMPS MADE: ________
             3.  DATE OF LAST JUMP: _______(MO./DAY/YR.)

        d)   GLIDING

             1.  GLIDE STATUS:        PROFESSIONAL_______AMATEUR______
             2.  TYPE OF AIRCRAFT USED:
                 HANG GLIDER___SAILPLANE___OTHER____
             (IF SAILPLANE, ALSO COMPLETE QUESTION 30.)
             3.  ARE YOU AFFILIATED WITH A HANG GLIDER CLUB? YES___      NO___
             4.  MAXIMUM ALTITUDE ACHIEVED:
                 TO 50 FT.______      OVER 50 FT._____
             5.  TOTAL NUMBER OF FLIGHTS MADE: __________
             6.  NUMBER OF FLIGHTS IN LAST 12 MONTHS:____________
             7.  DATE OF LAST FLIGHT: __________(MO./DAY/YR.)

        e)   BALLOONING

             (COMPLETE THE FOLLOWING QUESTIONS AND QUESTION 30)
             1.  DO YOU FLY OVER:

                 LAND ONLY______LAND AND WATER_____

             2.  TYPE OF BALLOON:  HOT AIR____GAS____

        DO YOU ANTICIPATE FUTURE PARTICIPATION IN ANY OF THE ABOVE AVOCATIONS? YES_____ NO____

        DO YOU ANTICIPATE FUTURE PARTICIPATION IN ANY OTHER AVOCATION? YES_____ NO_____
        (IF "YES", GIVE DETAILS IN "REMARKS")

        REMARKS:

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FOR HOME OFFICE USE ONLY: ANY HOME OFFICE CORRECTIONS AND AMENDMENTS MADE AFTER THE APPLICATION WAS SIGNED ARE SHOWN EITHER IN THIS SPACE OR ON A SEPARATE FORM REQUIRING SIGNED RATIFICATION.

I represent the statements and answers in this application to be true and complete to the best of my knowledge and belief. I offer them to The Mutual Life Insurance Company of New York to induce it to issue the policy or policies and to accept the payment of premiums thereunder.

I AGREE THAT: (1) Payment of the first premium, if after the application date below, will mean that I represent that such statements and answers would be the same if made at the time of such payment; (2) no one but an Executive Officer of the Company may change any contract or waive any of its provisions; (3) when coverage takes effect: if a policy is issued exactly as applied for and required cost has been received, the policy will take effect on the date we authorize its delivery or on any later requested Policy Date. If a policy is issued either (a) other than as applied for, or (b) exactly as applied for but any required cost are made while each person to be insured is living. But, in any case, a policy will not take effect for any of these situations before the date indicated: (a) for a Purchase Option election (Question 19), the Option Date; (b) for the exercise of a Term Conversion (Question 21); (c) for a Government Allotment authorization, its Policy Date. "Required Cost" in the case of a Purchase Option election or a Term Conversion is the full first premium. In any other case, "required cost" is the amount necessary to put the policy in force. 4) Acceptance of any policy issued will ratify any correction in or amendment to the application noted by the Company in the space provided "FOR HOME OFFICE USE ONLY," in Section E of the application. A Copy of the application attached to the policy will be sufficient notice of the change made. If the laws where the application is made so require, any change of amount, class of risk, age at issue, plan of insurance or benefits must be ratified in writing.

UNDER THE PENALTIES OF PERJURY, I CERTIFY THAT:

- The number shown under Question 1 or 14 on Part 1 of the application is the correct taxpayer identification number of the rightsholder (or the rightsholder is waiting for a number to be issued).

- I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service
  (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding (does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contribution to an individual retirement arrangement (IRA), and payments other than interest and dividends.)

FOR UNDERWRITING AND CLAIM PURPOSES, I PERMIT:

- Any physician or other medical practitioner, hospital, clinic, other medically related facility, consumer reporting agency, or the Medical Information Bureau
  (MIB) to give medical record information regarding me to the Company or any of its reinsurers. The data includes findings on medical care; psychiatric or psychological care or examination; or surgery. Also any insurer or reinsurer may give the company medical data described above and data about current or pending insurance I may have.

- The Company to get consumer reports; and motor vehicle reports about me.

- Any employer, business associate, financial institution, insurer, government unit or MIB, Inc. to give the Company any data that they may have about my occupation, avocations, driving records, finances, insurance coverage, general reputation and aviation activities (ie: "personal information").

I UNDERSTAND THAT:

- Aphotocopy or facsimile transmission copy of this form will be as valid as the original. My consent to get medical record information and personal information about me will end two years form the date shown below. I may at any time, however, revoke my permission to get any data protected by 42 CFR
  Part 2 or any other Federal or State law or regulation which provides for such revocation. Any action taken before revocation, however, will be valid.

- I have been given a copy of "MONY's Information Practices and The Underwriting Process," including notices regarding consumer reports and MIB, Inc. I know that I have a right to get a copy of this form.

- My records are protected under federal and state law and cannot be disclosed without my written consent unless otherwise provided by law. I further understand that the specific types of information to be disclosed may, if applicable, include: diagnosis, prognosis, and treatment for physical and/or emotional illness, including treatment of alcohol or substance abuse for any admissions; and diagnosis, prognosis and treatment for any communicable disease or serious communicable disease or infection, including sexually transmitted diseases.

- All or part of the data which the Company gets may be sent to MIB. It may also be disclosed to and used by any Company reinsurer, employee or contractor who performs any business service on any insurance I may have for or have with the Company.

Signed at (City and State)____________________________on_________19___

__________________________                  ___________________________
Signature of Insured                        Signature of Spouse-if to be Insured

Signature of Applicant (if other than Insured), who agrees to be bound by the representations and agreements in this and in any other part of this application. In the case of the exercise of a purchase option election or a conversion privilege, applicant means the owner of such right (other than the Insured).

________________________                         _______________________________
Signature of: Applicant__                        Address
                 Owner (Rightsholder)__          _______________________________

________________________                         _______________________________
Signature of Parent or Legal Guardian            Signature of Field Underwriter-
(if Insured is under age 15)                     Licensed Agent